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                                                                  EXHIBIT 99.2

FTC GIVES GREEN LIGHT TO CADENCE/CCT MERGER

AGREEMENT TO CONSENT ORDER PAVES WAY FOR COMPLETION OF TRANSACTION

SAN JOSE, Calif., May 6 /PRNewswire/ -- CADENCE DESIGN SYSTEMS, INC. (NYSE:CDN) today announced that it has agreed to the issuance of a Consent Order by the United States Federal Trade Commission (FTC) in order to facilitate the closing of its merger transaction with Cooper & Chyan Technology, Inc. (CCT)(Nasdaq:CCTI-NEWS).

By accepting the terms of the Consent Order, Cadence has agreed to expand its Connections third-party software integration program to enable independent software vendors to develop and market interfaces to Cadence's integrated circuit (IC) design tools. Cadence also agreed to give the FTC prior notice of certain future acquisitions of IC routing tool developers and vendors. The FTC has 60 days in which to withdraw, modify or make final its acceptance of Cadence's agreement with the FTC, during which time the agreement, proposed Consent Order and related documents will be made available for public comment. Cadence expects to complete the CCT merger by the close of business Wednesday, May 7, 1997.

"The FTC's order is completely consistent with the Cadence philosophy and the direction in which we are moving," said Joe Costello, president and CEO of Cadence. "Today's historic agreement with the FTC represents a true win-win for us and our customers. It paves the way for a powerful combination of technology between Cadence and CCT, as well as between Cadence and other EDA vendors."

Cadence's Connections Program offers third-party companies an ability to link their products with Cadence's tools and methodologies for electronic product design. It currently has more than 100 members. Under the proposed FTC Consent Order, companies developing commercial IC routing technology will have the right to participate in the Connections Program on terms "no less favorable than the terms applicable to any other participants."

"This formalizes an even stronger level of commitment to openness on our part, and it's an openness that fits our solutions-oriented business model," said Costello. "The FTC has demonstrated its concern for fair competition and we will fully comply with the conditions they have outlined for completion of the merger."

A complete copy of the agreement between Cadence and the FTC, the Consent Order (File No. 971-0033), and related documents, including an FTC press release on the issuance of the Consent Order, will be available at HTTP://WWW.FTC.GOV.

This news release contains forward looking statements that involve risks and uncertainties, including risks that the FTC might withdraw its acceptance of the agreement with Cadence, in which case the FTC might reopen its investigation with respect to the CCT merger; that the integration of the operations, technologies, products and employees of Cadence and CCT might not occur as anticipated; that the synergies expected to result from the merger might not occur as anticipated; and that management's attention might be diverted from day-to-day business




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activities.  Actual results and developments may differ materially from those described in this release. For more information about Cadence and risks arising when investing in Cadence, refer to Cadence's most recent reports on Form 10-K, and Form 10-Q and recent registration statement on Form S-4 related to the merger, as filed with the United States Securities and Exchange Commission.

Cadence Design Systems, Inc. provides comprehensive services and technology for the product development requirements of the world's leading electronics companies. Cadence is the largest supplier of software tools and professional services used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronic-based products. With more than 3,500 employees and annual sales of $742 million in 1996, Cadence has sales offices and research facilities around the world.
The company is headquartered in San Jose, Calif. and traded on the New York Stock Exchange under the symbol CDN. More information about the company can be obtained from the World Wide Web at HTTP://WWW.CADENCE.COM.